Exhibit 99.1

Sooner Holdings Inc. Reports Results for the Third Quarter of 2011

Sooner Holdings Inc. (OTCBB: SOON), a Fujian-based manufacturer and distributor of synthetic polyurethane synthetic leather (PU leather) for the shoe industry in China, today announced financial results and provided a business update for the third quarter of 2011.

Third Quarter 2011 Highlights

Revenue kept even at $7.0 million compared to $7.1 million for Q3 2010. Gross profit decreased 19% to $1.3 million versus $1.6 million for Q3 2010 due to the increasing costs. The decrease of gross margin was mainly due to an increase in raw materials and labor costs, and our sales of footwear had decreased approximately 34% during the three months ended September 30, 2011, compared to same period in 2010. Net income decreased 46.2% to $501 thousand versus $932 thousand for Q3 2010 due to the increased administrative expenses in this quarter and in 2011 the Company no longer enjoyed the preferential income tax holiday rate of 12.5% in 2010 and is paying the normal income tax rate of 25% in 2011.

Ang Kang Han, Chairman and President, commented, the liquidity imbalance on the condensed consolidated balance sheet is primarily due to the fact that the Company is investing towards its future expansion plans. Overall, we believe we are extremely well positioned to capture market share due to insufficient local supply of PU leather and the high grade characteristics of our synthetic leather. We have a new facility in San Ming that we expected to commence operation by the end of 2011, which will increase our capacity dramatically, and allow us to capitalize on the growing demand and new opportunities from our customers."

About Sooner Holdings Inc.

Sooner Holdings Inc., located in Fujian province, is a leading producer of synthetic polyurethane leather ("PU leather") for the shoe industry in China. The company's primary business is to design, manufacture and distribute PU leather.  Flying Eagle also manufactures flip-flops and slippers for sale in China and abroad.  For its high performance series, Flying Eagle uses high-density nonwoven fabric as base cloth because of its superior hydrolysis resistance, peel and tear strength, durability and air and moisture permeability.  High performance PU leather is mainly used to make high-grade athletic shoes.  Flying Eagle is located in ShiShi City, Fujian, close to Quanzhou — China's largest production base for sports shoes, sneakers and casual shoes.  In this one region alone, there are more than 3,000 shoe manufacturers producing over 1 billion shoes annually located in close proximity.–

Financial tables follow –

SOONER HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$972,419	$1,084,204
Restricted cash	702,927	137,688
Notes receivable	677,934	-
Accounts receivable	4,600,109	6,171,639
Prepaid expenses and other current assets	1,921,936	555,283
Related party receivable	-	1,334,545
Inventories	8,739,498	6,968,039
Total current assets	17,614,823	16,251,398

Deposit for construction in progress	15,598,118	8,074,441
Plant and equipment, net	15,198,629	11,589,924
Land use rights, net	1,812,885	1,793,496
Long-term investment	156,206	151,722
Total assets	$50,380,661	$37,860,981
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Short-term loans and notes payable	$17,885,595	$11,586,254
Related party payable	674,045	198,756
Accounts payable and other liabilities	3,313,770	2,447,151
Customer deposits	713,978	925,352
Tax payable	2,739,504	1,814,856
Total liabilities	$25,326,892	$16,972,369

Stockholders’ equity:
Preferred stock, Series A, $0.0001 par value; 10,000,000 shares authorized; 19,200 and zero shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	2	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 14,632,553 and 12,688,016 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	14,633	12,688
Additional paid-in capital	10,276,438	9,128,415
Retained earnings	12,947,568	10,607,267
Accumulated other comprehensive income	1,815,128	1,140,242
Total stockholders’ equity	25,053,769	20,888,612
Total liabilities and stockholders’ equity	$50,380,661	$37,860,981

SOONER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$7,041,089	$7,116,226	$22,678,465	$20,705,993

Cost of revenues	5,734,412	5,539,513	17,919,682	15,931,867

Gross profit	1,306,677	1,576,713	4,758,783	4,774,126

Operating expenses:
Selling	76,505	184,005	320,400	422,015
General and administrative	313,715	146,332	662,637	398,548

Total operating expenses	390,220	330,337	983,037	820,563

Income from operations	916,457	1,246,376	3,775,746	3,953,563

Other income (expense):
Interest expense and bank fees, net	(255,951)	(180,172)	(690,962)	(422,965)
Foreign exchange transaction loss	(3,538)	-	(9,443)	-
Subsidy income	-	-	38,044	-
Other income (expense), net	12,756	731	68,859	48,911

Total Other income (expense)	(246,733)	(179,441)	(593,502)	(374,054)

Income before provision for income taxes	669,724	1,066,935	3,182,244	3,579,509

Provision for income taxes	168,598	134,654	841,943	449,455
Net income	$501,126	$932,281	$2,340,301	$3,130,054
Net income per share–basic and dilutive	$0.03	$0.07	$0.16	$0.25
Shares used in computing net income
per share–basic and dilutive	14,632,553	12,688,016	14,390,376	12,688,016

SOONER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
____________
	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income	$2,340,301	$3,130,054
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	440,910	370,961
Change in assets and liabilities:
Accounts receivable	1,725,837	(3,655,071)
Prepaid expenses and other current assets	(1,328,616)	(418,730)
Inventories	(1,540,451)	(1,184,748)
Accounts payable and other liabilities	781,574	(275,794)
Customer deposits	(234,899)	361,240
Tax payable	857,061	716,173
Net cash provided by (used in) operating activities	3,041,717	$(955,915)

Cash flows from investing activities:
Net proceeds from bank notes receivable	(667,076)	-
Deposit for construction in progress	(7,168,366)	(1,032,425)
Purchase of plant and equipment	(3,631,092)	(361,645)
Additions to land use rights	-	(875,829)
Restricted cash for issuance of bank notes payable	(552,183)	287,028
Net cash used in investing activities	(12,018,717)	$(1,982,871)

Cash flows from financing activities:
Net proceeds from issuance of short term loan	4,757,147	5,868,200
Net proceeds from issuance of notes payable	1,104,365	(1,224,253)
Related party receivable	1,351,981	(4,211,467)
Related party payable	461,897	(408,881)
Proceeds from capital contributions	1,149,970	2,998,328
Net cash provided by financing activities	8,825,360	$3,021,927

Net (decrease) increase in cash	(151,640)	83,141
Effect of exchange rate changes	39,855	36,955
Cash at beginning of period	1,084,204	1,619,559
Cash at end of period	$972,419	$1,739,655